                                                             Filed Pursuant to
                                           Ruling 424(b)(5) File No. 333-29255

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 23, 1997)

                                  $200,000,000

                          [CONTINENTAL AIRLINES LOGO]

                            8% SENIOR NOTES DUE 2005

                             ----------------------

                  Interest payable on June 15 and December 15

                             ----------------------

             WE MAY, AT ANY TIME, REDEEM THE SENIOR NOTES IN WHOLE
  OR IN PART AT THE REDEMPTION PRICE DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

                             ----------------------

        INVESTING IN THE SENIOR NOTES INVOLVES RISKS. SEE "RISK FACTORS"
              BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

                             ----------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                             ----------------------

                                                                  UNDERWRITING
                                                   PRICE          DISCOUNTS AND      PROCEEDS TO
                                                 TO PUBLIC         COMMISSIONS       CONTINENTAL
                                                ------------      -------------      ------------
Per Senior Note...........................        100.000%          2.000%             98.000%
Total.....................................      $200,000,000      $4,000,000         $196,000,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the senior notes to purchasers on December 14, 1998.

                             ----------------------

MORGAN STANLEY DEAN WITTER                            CREDIT SUISSE FIRST BOSTON

December 8, 1998

     These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the senior notes (the "Notes") that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our debt securities, some of which may not apply to the Notes that we are currently offering. The information in this Prospectus Supplement supercedes any inconsistent information included in the accompanying Prospectus.

     In various places in this Prospectus Supplement and the accompanying Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the accompanying Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the accompanying Prospectus, unless otherwise stated.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Use of Proceeds.............................................   S-8
Ratio of Earnings to Fixed Charges..........................   S-8
Continental.................................................   S-8
Description of the Notes....................................  S-11
Tax Considerations..........................................  S-14
Underwriters................................................  S-16
Legal Opinions..............................................  S-16

PROSPECTUS

Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Debt Securities..............................     4
Plan of Distribution........................................    12
Legal Opinions..............................................    14
Experts.....................................................    14

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with information concerning this offering other than the information contained in this Prospectus Supplement and the accompanying Prospectus. We are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement and the accompanying Prospectus or any sale of the Notes. In this Prospectus Supplement and the accompanying Prospectus, "we," "us," and "our" refer to Continental Airlines, Inc. ("Continental").

                                  RISK FACTORS

     You should carefully review the information included elsewhere and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and should particularly consider the following matters.

     This Prospectus Supplement and the accompanying Prospectus include "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, including, without limitation, statements regarding our future financial position, as well as certain of those relating to transactions regarding or with Northwest Airlines, Inc. ("Northwest") are forward-looking statements. Although we believe that the expectations reflected in such Forward-Looking Statements are reasonable, we cannot give any assurance that such expectations will be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed below and elsewhere in this Prospectus Supplement and the accompanying Prospectus.

RISK FACTORS RELATING TO CONTINENTAL

     Leverage and Liquidity. We have a higher proportion of debt compared to our equity capital than some of our principal competitors. In addition, our cash resources are less than some of our principal competitors. A majority of our property and equipment is subject to liens securing indebtedness. Accordingly, we may be less able than some of our competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

     As of September 30, 1998, we had:

          - $2.4 billion (including current maturities) of long-term debt and capital lease obligations.

          - $1.3 billion of Continental-obligated mandatorily redeemable preferred securities of subsidiary trust and common stockholders' equity.

          - $1.2 billion in cash and cash equivalents (excluding restricted cash and cash equivalents of $13 million) and $44 million of short-term investments.

          - $225 million available to be drawn under general lines of credit.

     We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 1, 1998, we have agreed to acquire a total of 123 Boeing jet aircraft through 2005. We also have options for an additional 114 aircraft (exercisable subject to certain conditions). The estimated aggregate cost of our firm commitments for Boeing aircraft is approximately $5.9 billion. We currently plan to finance our new Boeing aircraft with a combination of enhanced pass through trust certificates, lease equity and other third party financing, subject to availability and market conditions. As of December 1, 1998, approximately $804 million in financing had been arranged for such future Boeing deliveries. In addition, we have commitments or letters of intent for backstop financing for approximately one-third of the anticipated remaining acquisition cost of such Boeing deliveries.

     As of December 1, 1998, Continental Express, Inc., our subsidiary that operates turboprop and regional jet aircraft ("Continental Express"), had firm commitments for 40 Embraer ERJ-145 ("ERJ-145") 50-seat regional jets and a memorandum of understanding to purchase 25 ERJ-135 ("ERJ-135") 37-seat regional jets, with options for an additional 125 ERJ-145 and 50 ERJ-135 aircraft exercisable through 2008. Neither Continental Express nor Continental will have any obligation to take any such firm aircraft that are not financed by a third party and leased to Continental. Continental Express took delivery of 15 of the ERJ-145 firm aircraft in the first three quarters of 1998 and will take delivery of the remaining 65 firm aircraft through the third quarter of 2001. We expect to account for all of these aircraft as operating leases. In addition, Continental Express recently announced the accelerated retirement of certain turboprop aircraft.

     We expect to finance certain of our capital commitments through operating leases, which will increase our operating expenses. For 1997, we incurred approximately $626 million of rent expenses under operating leases relating to aircraft, compared to $568 million for 1996, and approximately $236 million relating to facilities and other rentals, compared to $210 million in 1996. We expect that our operating lease expenses for 1998 will exceed 1997 amounts.

     Additional financing will be needed to satisfy our capital commitments. We cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments.

     On August 11, 1998, we announced that Continental Micronesia, Inc., our subsidiary based in Guam ("CMI"), plans to accelerate the retirement of its four Boeing 747 aircraft by April 1999 and its remaining thirteen Boeing 727 aircraft by December 2000. The Boeing 747s will be replaced by DC-10-30 aircraft and the Boeing 727 aircraft will be replaced with a reduced number of Boeing 737 aircraft. In addition, Continental Express will accelerate the retirement of certain turboprop aircraft by December 2000, including its fleet of 32 EMB-120 turboprop aircraft, as regional jets are acquired to replace turboprops. As a result of its decision to accelerate the retirement of these aircraft, we recorded a fleet disposition/impairment loss of $122 million ($77 million after tax) in the third quarter of 1998.

     Continental's History of Operating Losses. We recorded net income of approximately $317 million in the first nine months of 1998, $385 million in 1997, $319 million in 1996 and $224 million in 1995. However, we experienced significant operating losses in the previous eight years. Historically, the financial results of the U.S. airline industry have been cyclical. We cannot predict whether current industry conditions will continue.

     Aircraft Fuel. Fuel costs constitute a significant portion of our operating expenses. Fuel costs were approximately 10.2% of operating expenses for the nine months ended September 30, 1998 and 13.6% for the year ended December 31, 1997. Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled airline service could result. Significant changes in fuel costs would materially affect our operating results.

     Labor Matters. In September 1997, we announced our intention to bring all our employees to industry standard wages (the average of the top ten air carriers as ranked by the Department of Transportation, excluding Continental) within 36 months. We expect to phase in these wage increases over the 36-month period as revenue, interest rates and rental rates reach industry standards. We estimate that the increased wages will aggregate approximately $500 million over such 36-month period.

     The current status of our and our subsidiaries' principal labor union agreements is as follows:

        - Continental's Pilots. In June 1998, a five-year collective bargaining agreement, retroactive to October 1997, was ratified by our pilots. The agreement becomes amendable in October 2002. We began accruing for the increased costs of the new agreement in the fourth quarter of 1997. We estimate that the increased costs under the agreement will be approximately $113 million for 1998.

        - Continental Express's Pilots. In June 1998, the pilots at Continental Express rejected a new five-year agreement. In November 1998, Continental and the pilots of Continental Express reached a new tentative agreement which will be submitted for a ratification vote. While we cannot predict the outcome of the ratification vote, we believe the outcome will not have a material financial impact on us.

        - Flight Attendants. The flight attendants at Continental, Continental Express and CMI are covered by collective bargaining agreements that become amendable on December 31, 1999, November 1, 1999, and June 30, 2000, respectively. In November 1998, Continental and the union representing Continental's flight attendants reached a tentative agreement which, if ratified by the flight attendants, would extend the term of their contract until December 2001.

        - Dispatchers. Our dispatchers ratified a new five-year collective bargaining agreement in June 1998. The agreement becomes amendable in October 2003.

        - Mechanics. Negotiations for an initial collective bargaining agreement covering our mechanics and related employees began in the fall of 1997. In November 1998, after a proposed four-year collective bargaining agreement was rejected by the union membership, Continental and the International Brotherhood of Teamsters, representing our mechanics, reached a new tentative three-year agreement that will be submitted to members for a ratification vote. While we cannot predict the outcome of the vote, we believe that the outcome will not have a material financial impact on us. CMI's mechanics are covered by a collective bargaining agreement, which becomes amendable March 31, 2001.

     Risks Regarding Continental/Northwest Alliance. In November 1998, Continental and Northwest began implementing the Northwest alliance, a long-term global alliance involving extensive code-sharing, frequent flyer reciprocity and other cooperative activities ("Northwest Alliance"). In a related transaction, on November 20, 1998, a Northwest affiliate acquired securities representing approximately 14.5% of Continental's equity from Continental's principal shareholder and certain other parties. These acquired securities, together with additional Continental equity securities for which the Northwest affiliate holds a limited voting proxy, represent approximately 51% of the fully diluted voting power of Continental.

     Our ability to implement the Northwest Alliance successfully and to achieve anticipated benefits are subject to certain risks and uncertainties, including:

        - Disapproval or delay by regulatory authorities or adverse regulatory developments.

        - Competitive pressures, including developments with respect to alliances among other air carriers.

        - Customer reaction to the alliance, including reaction to differences in product and benefits provided by Continental and Northwest.

        - Economic conditions in the principal markets served by Continental and Northwest.

        - Increased costs or other implementation difficulties, including those caused by employees.

        - Our ability to modify certain contracts that restrict certain aspects of the alliance.

        - The outcome of lawsuits commenced by shareholders of Continental challenging the Northwest Alliance, the transfer of Continental securities to a Northwest affiliate and certain related matters.

     On October 23, 1998, the Department of Justice filed a lawsuit against Northwest and us challenging Northwest's acquisition of an interest in Continental. The Department of Justice did not seek to preliminary enjoin the transaction before it closed on November 20, 1998, nor is the Department of Justice challenging the Northwest Alliance at this time, although it is continuing to investigate certain specific aspects of the alliance. We are in the process of implementing our alliance with Northwest. While it is not possible to predict the ultimate outcome of this litigation, Continental does not believe that this litigation will have a material adverse effect on us.

     Year 2000. Computerized systems are essential to our operations. Many computer programs in use around the world use only two digits to identify the applicable year and do not take account of the change in century that will occur in the year 2000. If this problem is not corrected, computer applications could fail or create mistakes. As a result, we have implemented a Year 2000 project to ensure that our computer systems will function properly in the year 2000 and thereafter. Our Year 2000 project should be completed in early 1999, and we believe that the Year 2000 issue will not pose significant operational problems for our computer systems.

     We have also contacted our significant suppliers and vendors with whom our systems interface or upon whom our business depends. We are working with these parties to minimize the extent to which our business will be vulnerable to their failure to remediate their Year 2000 issues. Our business is also dependent upon certain governmental agencies, such as the United States Federal Aviation Administration, that provide essential services to the aviation industry. We cannot predict whether the systems of such third parties on which our business relies (including those of the Federal Aviation Administration) will be modified on a timely basis.

     Our business, financial condition and results of operations could be materially adversely affected if our systems or those operated by other parties on which our business depends fail to operate properly beyond 1999.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

     Competition and Industry Conditions. The airline industry is highly competitive and susceptible to price discounting. Carriers have used discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of our competitors have substantially greater financial resources or lower cost structures than we do.

     Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both in international regions and domestically), international events, airline capacity and pricing actions taken by carriers. For example, the operating results of CMI have declined during 1996, 1997 and the nine months ended September 30, 1998 as a result of the continued weakness of the yen against the dollar, a weak Japanese economy and increased fuel costs in 1996 and 1997. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. In the last several years, the U.S. economy has improved and excessive price discounting has abated. We cannot predict the extent to which these industry conditions will continue.

     In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code-sharing", frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on such airline's segment of flights connecting with alliance partners. The Northwest Alliance is an example of such an arrangement, and Continental has existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than our alliances. We cannot predict the extent to which we will benefit from our alliances or be disadvantaged by competing alliances.

     Regulatory Matters. Airlines are subject to extensive regulatory and legal compliance requirements. These requirements impose substantial costs on airlines. In the last several years, the Federal Aviation Administration has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required significant expenditures. Such Federal Aviation Administration requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses in complying with the Federal Aviation Administration's regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the Department of Transportation have also proposed the regulations of airlines' competitive responses and other activities. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurances that laws or regulations enacted in the future will not adversely affect us.

RISK FACTORS RELATING TO THE NOTES AND THE OFFERING

     Absence of Certain Covenants. The terms of the Notes do not limit our or any of our subsidiaries' ability to incur additional indebtedness, to mortgage or pledge any of our assets or their assets, to sell assets or to pay dividends or make other distributions in respect of, or redeem or repurchase, capital stock. In addition, the Notes do not contain provisions that would give holders of the Notes the right to require us to repurchase their

Notes in the event of a change of control or a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring or any other reason.

     Absence of Public Market; Restrictions on Transfer. The Notes are new securities for which there presently is no market. Although the Underwriters have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice in the sole discretion of the Underwriters. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected. If a trading market develops for the Notes, the future trading prices thereof will depend on many factors including, among other things, our results of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses. We do not intend to apply for a listing of the Notes on any securities exchange or for their quotation through any automated dealer quotation system.

                                USE OF PROCEEDS

     The net proceeds from the Offering (after expenses estimated at $150,000) will be used by Continental for general corporate purposes.

                     RATIO OF EARNINGS TO FIXED CHARGES (a)

                              NINE MONTHS
                                 ENDED
  YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
  ------------------------   -------------
   1995     1996     1997    1997    1998
   ----    ------   ------   -----   -----
  1.53..    1.81     2.07    2.20    2.06

---------------
(a) For purpose of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary loss plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. For the periods January 1, 1993 through April 27, 1993 and April 28, 1993 through December 31, 1993 and for the year ended December 31, 1994, earnings were not sufficient to cover fixed charges. Additional earnings of $979 million, $60 million and $667 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0.

                                  CONTINENTAL

     Continental is a major U.S. air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest U.S. airline (as measured by revenue passenger miles in the first ten months of 1998) and, together with its wholly-owned subsidiaries, Continental Express and CMI, serves 204 airports worldwide. As of November 1, 1998, Continental flew to 124 domestic and 80 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. Continental directly serves 13 European cities and is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline. Through its Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     Domestic Operations. Continental operates its domestic route system primarily through its hubs at Newark International Airport, George Bush Intercontinental Airport in Houston and Hopkins International Airport in Cleveland. Continental's hub system allows it to transport passengers between a large number of destinations with substantially more frequent service than if each route were served directly. The hub system also allows Continental to add service to a new destination from a large number of cities using only one or a limited number of aircraft. As of November 1, 1998, Continental operated 80% of the average daily jet departures from Houston's George Bush Intercontinental Airport (excluding regional jets), 58% of the average daily jet departures from Newark International Airport (excluding regional jets), and 53% of the average daily jet departures from Cleveland Hopkins International Airport (excluding regional jets). Each of Continental's domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic.

     Continental Express. Continental's jet service at each of its domestic hub cities is coordinated with Continental Express, which operates new-generation turboprop aircraft and regional jets under the name "Continental Express." The turboprop aircraft average approximately seven years of age and seat 64 or fewer passengers while the regional jets average less than one year of age and seat 50 passengers. In addition, Continental Express recently announced the accelerated retirement of certain turboprop aircraft and an order to purchase 25 ERJ-135, 37-seat regional jets.

     As of November 1, 1998, Continental Express served 29 destinations from Newark International Airport (14 by regional jet), 31 destinations from George Bush Intercontinental Airport (11 by regional jet) and 40 destinations from Cleveland (12 by regional jet). In addition, commuter feed traffic is currently provided by other code-sharing partners. Continental believes that Continental Express's turboprop and regional jet operations complement Continental's jet operations by allowing more frequent service to small cities than could be provided economically with conventional jet aircraft and by carrying traffic that connects into Continental's jets. In many cases, Continental Express (and Continental) compete for such connecting traffic with commuter airlines owned by or affiliated with other major airlines operating out of the same or other cites. Continental believes that Continental Express's new regional jets provide greater comfort and enjoy better customer acceptance than its turboprop aircraft. The regional jets also allow Continental Express to serve certain routes that cannot be served by turboprop aircraft.

     Domestic Carrier Alliances. Continental has entered into and continues to develop alliances with domestic carriers:

        - In January 1998, Continental announced it had entered into a long-term global alliance with Northwest. The Northwest Alliance is expected to include the placing by each carrier of its code on substantially all of the flights of the other, and reciprocal frequent flyer programs and executive lounge access. Significant other joint marketing activities will be undertaken, while preserving the separate identities of the carriers.

        - Continental has entered into a series of agreements with America West Airlines, Inc. ("America West"), including agreements related to code-sharing and ground handling, which have created substantial benefits for both airlines. These code-sharing agreements cover 61 city-pairs and allow Continental to link additional destinations to its route network and derive additional traffic from America West's distribution strength in cities where Continental has less sales presence. The sharing of facilities and employees by Continental and America West in their respective key markets has resulted in significant cost savings.

        - Continental has entered into a code-sharing arrangement with Gulfstream International Airlines, Inc. ("Gulfstream") which commenced in April 1997. Gulfstream serves as a connection for Continental passengers throughout Florida as well as five markets in the Bahamas.

        - Continental has entered into a code-sharing arrangement with Colgan Air, Inc. which commenced in July 1997 on flights connecting in four cities in the eastern United States and offers connections for Continental passengers to 9 cities in the Northeastern and mid-Atlantic regions of the United States.

        - Continental and CMI entered into a cooperative marketing agreement with Hawaiian Airlines that began October 1, 1997 on flights connecting in Honolulu.

     International Operations. Continental serves destinations throughout Europe, Mexico, Central and South America and the Caribbean and has extensive operations in the western Pacific conducted by CMI. As measured by available seat miles for the first ten months of 1998, approximately 29.7% of Continental's jet operations were dedicated to international traffic. As of November 1, 1998, Continental offered 105 weekly departures to 13 European cities and marketed service to 34 other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline.

     Continental's hub at Newark International Airport is a significant international gateway. From Newark, Continental serves 13 European cities, four Canadian cities, three Mexican cities, two Central American cities, six South American cities and six Caribbean destinations, and markets numerous other destinations through code-sharing arrangements with foreign carriers. In addition, Continental commenced non-stop service to Tokyo in November 1998, and has announced plans to begin non-stop service to Zurich and Brussels in 1999.

     Continental's Houston hub is the focus of Continental's operations in Mexico and Central America. Continental currently flies non-stop from Houston to 14 cities in Mexico, every country in Central America, five cities in South America, one Caribbean destination, three cities in Canada and two cities in Europe. In addition, Continental announced plans to commence non-stop service from Houston to Tokyo in January 1999.

     Continental also flies to Toronto from its hub in Cleveland and has announced service to London, subject to government approvals.

     Foreign Carrier Alliances. Over the last decade, major U.S. airlines have developed and expanded alliances with foreign air carriers, generally involving adjacent terminal operations, coordinated flights, code-sharing and other joint marketing activities. Continental is the sole major U.S. carrier to operate a hub in the New York City area. Consequently, Continental believes it is uniquely situated to attract alliance partners from Europe, the Far East and South America and intends to aggressively pursue such alliances. Continental believes that the Northwest Alliance will enhance its ability to attract foreign alliance partners.

     Continental believes that developing a network of international alliance partners will better leverage Continental's hub assets by attracting high-yield flow traffic and by strengthening Continental's position in large, local (non-connecting) markets and will result in improved returns to Continental. Additionally, Continental can enlarge its scope of service more rapidly and enter additional markets with lower capital and start-up costs through the formation of alliances with partners as compared with entering markets independently.

     Continental has a goal of developing alliance relationships that, together with Continental's own flying, will permit expanded service through Houston and Newark to major destinations in South America, Europe and Asia. Route authorities necessary for Continental's own service to certain of these destinations are not currently available to Continental.

     Continental has implemented international code-sharing agreements with Alitalia, Transavia Airlines, CSA Czech Airlines, British Midland, China Airlines, EVA Airways Corporation, an airline based in Taiwan (which commenced March 30, 1998), Virgin Atlantic Airways ("Virgin") (which commenced February 2,
1998), Viacao Aerea Sao Paulo ("VASP") (which commended July 1, 1998) and Air France (which commenced June 19, 1998), and is in the process of implementing a code-share agreement and other joint marketing and service agreements with Compania Panamena de Aviacion, S.A. (COPA), 49% of the common equity of which is owned by Continental. Upon receipt of government approval, Continental will commence code-sharing arrangements with Aeroservicios Carabobo S.A. (Aserca), a Venezuelan carrier, and Air Aruba. In addition, the Northwest Alliance contemplates formation of a joint venture with KLM Royal Dutch Airlines, a Dutch carrier. Continental has entered into joint marketing agreements with Air China and Aerolineas Centrales de Columbia (ACES), for which government approval has not yet been sought.

     Certain of Continental's code-sharing agreements involve block-space arrangements (pursuant to which the carriers agree to share capacity and bear economic risk for blocks of seats on certain routes). Alitalia has agreed to purchase blocks of seats on Continental flights between Newark and Rome and Milan. VASP has agreed to purchase blocks of seats on Continental flights between Newark and Rio de Janeiro and Sao Paulo. Continental and Air France purchase blocks of seats on each other's flights between Houston and Newark and Paris. Continental and Virgin exchange blocks of seats on each other's flights between Newark and London. Continental's agreement with Virgin also includes the purchase by Continental of blocks of seats on eight other routes flown by Virgin between the United Kingdom and the United States.

     Many of the Continental's international alliance agreements provide that a party may terminate the agreement upon a change of control of the other party. As a result of the sale by Continental's principal shareholder of most of its Continental equity securities to an affiliate of Northwest, certain of Continental's international alliance partners will have the right to terminate their alliance relationship with Continental. Based on discussions with such partners, Continental believes that none of its partners will exercise such right.

     Continental anticipates entering into other code-sharing, joint marketing and block-space agreements, which may include Continental undertaking the financial commitment to purchase seats from other carriers.

     CMI. CMI is a United States-certificated international air carrier engaged in the business of transporting passengers, cargo and mail in the western Pacific. From its hub operations based on the island of Guam, CMI provides service to nine cities in Japan, more than any other U.S. carrier, as well as other Pacific Rim destinations, including Taiwan, the Philippines, Hong Kong, Australia, New Caledonia and Indonesia. Service to these Japanese cities and certain other Pacific Rim destinations is subject to a variety of regulatory restrictions, limiting the ability of other carriers to service these markets.

     CMI is the principal air carrier in the Micronesian Islands, where it pioneered scheduled air service in 1968. CMI's route system is linked to the United States market through Honolulu, which CMI serves non-stop from both Tokyo and Guam. CMI and Continental also maintain a code-sharing agreement and coordinate schedules on certain flights from the west coast of the United States to Honolulu, and from Honolulu to Guam and Tokyo, to facilitate travel from the United States into CMI's route system. CMI has announced the accelerated retirement of certain of its aircraft.

     Continental is a Delaware corporation. Its executive offices are located at 1600 Smith Street, Houston, Texas 77002, and its telephone is (713) 324-5000.

                            DESCRIPTION OF THE NOTES

     The Notes offered hereby will be issued under an indenture dated as of July 15, 1997 (the "Indenture"), among Continental and Bank One, N.A., as trustee (the "Trustee"), a copy of which is available from the Trustee upon request. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein. Capitalized terms not otherwise defined below or elsewhere in this Prospectus Supplement or the accompanying Prospectus have the meanings given to them in the Indenture.

GENERAL

     The Notes will mature on December 15, 2005, will be limited to $200 million aggregate principal amount and will be unsecured senior obligations of Continental. Each Note will bear interest at the rate set forth on the cover page hereof from December 14, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on June 15, 1999, and semiannually thereafter on December 15 and June 15 in each year (until the principal thereof is paid or duly provided for) to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the December 1 or June 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Trustee; provided, however, that, at the option of Continental, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or redemption of Notes, but Continental may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SINKING FUND

     The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable as a whole or in part, at the option of Continental at any time, at a redemption price equal to the greater of (i) 100% of the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, each discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the

Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

     "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     Holders of Notes to be redeemed will receive notice thereof of first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Continental will not in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person, or permit any Person to consolidate with or merge into Continental, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Continental and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and immediately after giving effect thereto (i) either (a) Continental will be the continuing corporation or (b) the Person (if other than Continental) formed by such consolidation or into which Continental is merged or the Person or group of affiliated Persons that acquire by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of Continental and its Subsidiaries on a consolidated basis (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, Continental's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of Continental to be performed or observed; and (ii) immediately before and immediately after giving effect to such transaction or series of transactions, no Event of Default will have occurred and be continuing.

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Continental or the Surviving Entity shall deliver to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger, or any sale, conveyance, transfer or other disposition of all or substantially all of the property and assets of Continental in accordance with the above provisions, the successor Person formed by such consolidation or merger or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Continental with the same effect as if such successor Person had been named as the issuer of the Notes and all obligations of Continental shall terminate.

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the holders of the Notes do not have the right to require the redemption thereof or any similar rights.

                               TAX CONSIDERATIONS

     The following is a summary of certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the ownership and disposition of the Notes. The summary is based upon the laws, regulations, rulings and judicial decisions in effect on the date of this Prospectus, all of which are subject to change at any time (possibly on a retroactive basis). This summary applies only to those persons who acquire the Notes for cash in this Offering for the stated principal amount and who hold the Notes as capital assets. This summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their particular investment circumstances, nor does it address the consequences to certain types of holders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, dealers in securities, financial institutions, life insurance companies or persons holding Notes as part of a hedging or "conversion" transaction or a straddle). This summary also does not discuss the consequences to a holder under state, local or foreign tax laws, which may differ from the corresponding federal income tax laws. Holders of Notes are advised to consult their own tax advisors regarding the particular tax considerations pertaining to them with respect to ownership and disposition of the Notes, including the effects of applicable federal, state, local, foreign and other tax laws to which they may be subject, as well as possible changes in tax laws.

     For purposes of this discussion, a "U.S. Holder" means a beneficial owner of the Note that is or which is a citizen or resident (as determined for United States federal income tax purposes) of the United States; a corporation, partnership or other entities created or organized in the United States or under the laws of the United States or of any state; an estate the income of which is includible in gross income for United States federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to United States federal income tax with respect to the Notes as if they were United States citizens.

U.S. HOLDERS

  PAYMENTS OF INTEREST

     A U.S. Holder of a Note generally will be required to report as ordinary income for federal income tax purposes interest received or accrued on the Note in accordance with the U.S. Holder's method of tax accounting.

  SALE, EXCHANGE OR RETIREMENT OF NOTES

     A U.S. Holder's tax basis in a Note generally will equal the purchase price paid therefor, reduced by any principal payments on the Note. Upon the sale, exchange or retirement (including redemption) of a Note, a U.S. Holder of a Note generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note) and the adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss.

     Under current law, net capital gains of individuals generally are subject to a maximum federal tax rate of 20% for capital assets held more than one year. The deductibility of capital losses is subject to limitations.

FOREIGN HOLDERS

     The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the Notes by a holder that, for federal income tax purposes, is not a U.S. Holder (a "Foreign Person").

     If the income or gain on the Notes is "effectively connected with the conduct of a trade or business within the United States" by the Foreign Person holding the Note and such Foreign Person so certifies to Continental or its paying agent of such fact on a Form 4224, Form W-8ECI or substitute form, such income or gain will be subject to tax essentially in the same manner as if the Notes were held by a United States person, as discussed above, and in the case of a Foreign Person that is a foreign corporation, may also be subject to the federal branch profits tax at a rate of 30% (or a lower applicable treaty rate).

     If the income on the Notes is not "effectively connected," then under the "portfolio interest" exception to the general rules for the withholding of tax on interest paid to a Foreign Person, a Foreign Person will not be subject to United States tax (or to withholding) on interest on a Note; provided that (i) the Foreign Person does not actually or constructively own 10% or more of a capital or profits interest in Continental within the meaning of Section 871(h)(3) of the Code, (ii) the Foreign Person is not a controlled foreign corporation related, directly or indirectly, to Continental through stock ownership, (iii) the Foreign Person is not a bank whose receipt of interest on a
Note is described in Section 881(c)(3)(A) of the Code, and (iv) Continental, its paying agent or the person who would otherwise be required to withhold tax received either (a) a statement (an "Owner's Statement") on the Internal Revenue Service's Form W-8, Form W-8IMY (or substitute form) signed under penalties of perjury by the beneficial owner of the Note, in which the owner certifies that the owner is not a United States person and which provides the owner's name and address, or (b) a statement signed under penalties of perjury by a financial institution holding the Note on behalf of the beneficial owner, together with a copy of the beneficial owner's Owner's Statement. Treasury regulations generally effective for payments made on or after January 1, 2000, add certain alternative certification procedures. It is possible that Continental and other withholding agents may request new certification forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. A Foreign Person who does not qualify for the "portfolio interest" exception and whose receipt of interest is not effectively connected with a U.S. trade or business as described above would be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate upon delivery of requisite certificate of eligibility, such as Form 1001, Form W-8BEN or substitute form) on interest payments on the Notes.

     If the gain on the Notes is not "effectively connected" with the conduct of a United States trade or business, then gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note (including any gain representing accrued market discount) will not be subject to United States tax unless the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the Note is redeemed, sold or exchanged, and certain other requirements are met, in which case the Foreign Person will be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty upon delivery of requisite certification of eligibility, such as Form 1001, Form W-8BEN or substitute form). Foreign Persons who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.

BACKUP WITHHOLDING

     In general, a 31% backup withholding tax will apply to payments received with respect to Notes if the holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she failed to report properly payments of interest and dividends and the Internal Revenue Service has notified Continental that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a signed statement, certified under penalties of perjury, that the TIN provided is correct and that he or she is not subject to backup withholding. The amount of any backup withholding deducted from a payment to a holder is allowable as a credit against the holder's federal income tax liability, provided that certain required information is furnished to the Internal Revenue Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described above under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), each of the Underwriters named below has severally agreed to purchase, and Continental has agreed to sell to them, severally, the aggregate principal amount of the Notes set forth opposite the name of such Underwriters.

                                                              PRINCIPAL AMOUNT
                            NAME                                  OF NOTES
                            ----                              ----------------
Morgan Stanley & Co. Incorporated...........................    $160,000,000
Credit Suisse First Boston Corporation......................      40,000,000
                                                                ------------
     Total..................................................    $200,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes offered hereby if any are taken.

     The Underwriters initially propose to offer a part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
 .250% of the principal amount of such Notes. Either Underwriter may allow, and such dealers may reallow, a concession not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Continental does not intend to apply for listing of the Notes on a national securities exchange. The Underwriters presently intend to make a market in the Notes in the secondary trading market. However, the Underwriters are not obligated to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of Underwriters. No assurance can be given as to the liquidity of, or the trading markets for, the Notes.

     Continental has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     It is expected that delivery of the Notes will be made against payment therefor on or about December 14, 1998, which is the fourth business day following the date hereof (such settlement cycle being herein referred to as "T+4"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T+4 settlement.

     The Underwriters or their affiliates engage in (or in the future may engage in) transactions with, and provide services for Continental or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain matters related to the validity of the Notes are being passed upon for Continental by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Shearman & Sterling, New York, New York.

                                                      REGISTRATION NO. 333-29255
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           CONTINENTAL AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 4512                                74-2099724
   (State or other jurisdiction of         (Primary standard industrial                 (I.R.S. employer
   incorporation or organization)           classification code number)              identification number)

                               2929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 834-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

               JEFFERY A. SMISEK, ESQ.                             Copies of correspondence to:
              EXECUTIVE VICE PRESIDENT,                                 JOHN K. HOYNS, ESQ.
            GENERAL COUNSEL AND SECRETARY                            HUGHES HUBBARD & REED LLP
             CONTINENTAL AIRLINES, INC.                               ONE BATTERY PARK PLAZA
           2929 ALLEN PARKWAY, SUITE 2010                          NEW YORK, NEW YORK 10004-1482
                HOUSTON, TEXAS 77019
                   (713) 834-2950
       (Name, address, including zip code, and
       telephone number, including area code,
                of agent for service)

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $400,000,000

                           CONTINENTAL AIRLINES, INC.

                                DEBT SECURITIES
                             ---------------------

     Continental Airlines, Inc. ("Continental", or the "Company") may from time to time offer, together or separately, its debt securities, consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Continental (the "Debt Securities"), in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities offered pursuant to this Prospectus may be issued as unsecured and unsubordinated Debt Securities ("Senior Debt Securities") or as unsecured and subordinated Debt Securities ("Subordinated Debt Securities"), in one or more series and will be limited to $400,000,000 aggregate public offering price and exercise price (or its equivalent, based on the applicable exchange rate at the time of sale, in one or more foreign currencies or currency units).

     The specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a supplement to this Prospectus (the "Prospectus Supplement") which will be delivered together with this Prospectus including, where applicable, the specific designation (including whether the Offered Securities are Senior Debt Securities or Subordinated Debt Securities), aggregate principal amount, ranking, authorized denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payments of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of Continental or the holder, any sinking fund provisions, the initial public offering price and other special terms, together with any other terms in connection with the offering and sale of the Offered Securities, and the net proceeds to Continental from such offering.

     The Debt Securities may be denominated in United States dollars or, at the option of Continental if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Senior Debt Securities will rank on a parity with all unsecured and unsubordinated indebtedness of Continental, and the Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness (as hereinafter defined). See "Description of Debt Securities -- Subordination of Subordinated Debt Securities."
                             ---------------------

     Continental may sell the Debt Securities to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                 The date of this Prospectus is July 23, 1997.

                             AVAILABLE INFORMATION

     Continental has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     Continental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. Such reports and other information, as well as the Registration Statement may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may be accessed electronically by means of the Commission's Internet web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning Continental may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Continental is the successor to Continental Airlines Holdings, Inc. ("Holdings"), which merged with and into Continental on April 27, 1993. Holdings had also been subject to the informational requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-9781) are hereby incorporated by reference in this Prospectus: (i) Continental's Annual Report on Form 10-K for the year ended December 31, 1996, filed on February 24, 1997, (ii) Continental's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, filed on April 28, 1997 and (iii) Continental's Current Reports on Form 8-K filed January 6, March 21, April 18, May 28, June 10 and June 25, 1997.

     All reports and any definitive proxy or information statements filed by Continental pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or contained in the Prospectus Supplement with respect to the Offered Securities modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Continental will provide without charge to any person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Continental Airlines, Inc., 2929 Allen Parkway, Suite 2010, Houston, Texas 77019, Attention:
Secretary, telephone (713) 834-2950.

                                  THE COMPANY

     Continental Airlines, Inc. is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in the first five months of 1997) and, together with its wholly owned subsidiary, Continental Express, Inc. ("Express"), and its 91%-owned subsidiary, Continental Micronesia, Inc. ("CMI"), each a Delaware corporation, serves 195 airports worldwide as of June 12, 1997.

     The Company operates its route system primarily through domestic hubs at Newark, George Bush Intercontinental in Houston, Cleveland, and a Pacific hub on the island of Guam. Each of Continental's three domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific. Continental is the primary carrier at each of these hubs, accounting for 54%, 79%, 54% and 68% of average daily jet departures, respectively, as of June 12, 1997.

     The Company is a Delaware corporation. Its executive offices are located at 2929 Allen Parkway, Suite 2010, Houston, Texas 77019, and its telephone number is (713) 834-2950.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds to Continental from the sale of the Debt Securities offered hereby will be used for general corporate purposes, which may include the repayment of outstanding indebtedness and financing of capital expenditures. The Company may also engage in additional public or private financings of a character and amount to be determined.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following information for the year ended December 31, 1992 and for the period January 1, 1993 through April 27, 1993 relates to Continental's predecessor, Holdings. Information for the period April 28, 1993 through December 31, 1993, for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 relates to Continental. The information as to Continental has not been prepared on a consistent basis of accounting with the information as to Holdings due to Continental's adoption, effective April 27, 1993, of fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position
90-7 -- "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

     For the year ended December 31, 1992, for the periods January 1, 1993 through April 27, 1993 and April 28, 1993 through December 31, 1993 and for the year ended December 31, 1994, earnings were not sufficient to cover fixed charges. Additional earnings of $131 million, $979 million, $60 million and $667 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0. The ratio of earnings to fixed charges for the years ended December 31, 1995 and December 31, 1996 was 1.53 and 1.81, respectively. The ratio of earnings to fixed charges for the three months ended March 31, 1996 and March 31, 1997 was 1.70 and 1.88, respectively. For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary items plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture, between Continental, as issuer, and Bank One, N.A., as Trustee (the "Senior Indenture"). The Subordinated Debt Securities are to be issued under an Indenture, between Continental, as issuer, and Bank One, N.A., as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and collectively as the "Indentures." The Trustee under each Indenture is referred to herein as the "Trustee." A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The statements herein relating to the Debt Securities and the Indentures are summaries, and reference is made to the detailed provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Where no distinction is made between the Senior Debt Securities and the Subordinated Debt Securities or between the Senior Indenture and the Subordinated Indenture, such summaries refer to any Debt Securities and either Indenture. Whenever particular defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The definitive Indentures, the supplemental indenture or resolutions of the Board of Directors establishing any class or series of Debt Securities and the forms of the related Purchase Agreement and certificates representing such Debt Securities, as applicable, will be filed as exhibits to a post-effective amendment to the Registration Statement of which this Prospectus is a part, a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, filed by Continental with the Commission.

     The anticipated market for the Debt Securities and the specific use of proceeds of an offering of such securities will be set forth in the applicable Prospectus Supplement.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Senior Debt Securities will be unsecured and unsubordinated obligations of Continental and will rank on a parity with all other unsecured and unsubordinated indebtedness of Continental. The Subordinated Debt Securities will be unsecured obligations of Continental and, as set forth below under "Subordination of Subordinated Debt Securities," will be subordinated in right of payment to all Senior Indebtedness of Continental.

     Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the specific series of Debt Securities being offered thereby, including: (1) the specific designation of such Debt Securities, including whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Continental; (9) the obligation, if any, of Continental to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of specified events, or at the option of a holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or repurchased, in whole or in part, pursuant to such obligation; (10) the denominations in which such Debt Securities are authorized to be issued; (11) the currency or currency units for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable or redeemable and whether Continental may elect to make, or the holders of any such Debt Securities may elect to receive, payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable or redeemable; (12) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (13) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (14) any addition to, or modification or deletion of, any Event of Default or any covenant of Continental specified in the Indenture with respect to such Debt Securities; (15) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities and coupons appertaining thereto; (16) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or definitive global securities and, if so, the identity of the depositary for such global security or securities; (17) any index used to determine the amount of payments of principal of (and premium, if any) and interest, if any, on such Debt Securities; (18) any provisions relating to the exchange of such Debt Securities; and (19) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons. Where Debt Securities of any series are issued in bearer form ("Bearer Debt Securities"), the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities and any coupons appertaining thereto will be transferable by delivery.

     Debt Securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     In addition to such subordination as may apply to the Subordinated Debt Securities described below under "Subordination of Subordinated Debt Securities", the Debt Securities will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

DENOMINATIONS, PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Debt Securities in registered form ("Registered Debt Securities") will be issuable in denominations of $1,000 and integral multiples of $1,000, and Bearer Debt Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations and currencies as may be specified in the terms of the Debt Securities of such series. Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made, subject to any applicable laws and regulations, in the designated currency at the office or agency of Continental maintained for that purpose as Continental may designate from time to time, except that, at the option of Continental, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the Person in whose name such Debt Security is registered at the close of business on the applicable record date for such interest.

     Payment in respect of Debt Securities in bearer form will be payable in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Continental may appoint from time to time. The Paying Agents outside the United States, if any, initially appointed by Continental for a series of Debt Securities will be named in the applicable Prospectus Supplement. Continental may at any time designate additional Paying Agents or rescind the designation of any Paying Agents, except that, if Debt Securities of a series are issuable as Registered Debt Securities, Continental will be required to maintain at least one Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, Continental will be required to maintain a Paying Agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. The Trustee and Continental may act as Paying Agents. Continental will have the right to require a holder of any Debt Security, in connection with the payment of the principal of, premium, if any, and interest, if any, on such Debt Security, to certify information to Continental or, in the absence of such certification, Continental will be entitled to rely on any legal presumption to enable Continental to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of Continental maintained for such purpose as designated by Continental from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

     In the event of any redemption of Debt Securities, Continental shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Securities, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Security for a Registered Debt Security of that series and like tenor which is immediately surrendered for redemption.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The payment of the principal of, premium, if any, and interest, if any, on, and the redemption or repurchase of, the Subordinated Debt Securities and coupons will be subordinated and junior in right of payment, to the extent set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of Continental. The Subordinated Debt Securities will rank pari passu with all existing and future subordinated indebtedness of Continental, except that the Subordinated Debt Securities will rank senior to any future subordinated indebtedness or other subordinated obligations of Continental which by its terms states that it will rank junior to the Subordinated Debt Securities. Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein.

     Senior Indebtedness of Continental means (i) the principal, premium, if any, interest, if any, and other amounts in respect of (A) indebtedness of Continental for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Continental, (ii) all capital lease obligations of Continental, (iii) all obligations of Continental issued or assumed as the deferred purchase price of property, all conditional sale obligations of Continental and all obligations of Continental under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of Continental for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which Continental is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Continental (whether or not such obligation is assumed by Continental), except for (1) any such indebtedness or other obligation that is by its terms subordinated to or pari passu with the Subordinated Debt Securities, (2) any indebtedness between or among Continental and its affiliates, including all other debt securities and guarantees in respect of those debt securities, initially issued to any trust, or a trustee of such trust, partnership or other entity affiliated with Continental that, directly or indirectly, is a financing vehicle of Continental (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the Subordinated Debt Securities and (3) Continental's guarantee of certain payments under the 8 1/2% Convertible Trust Originated Preferred Securities issued by Continental Airlines Finance Trust and Continental's 8 1/2% Convertible Subordinated Deferrable Interest Debentures due 2020. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. The payment of the principal of, premium, if any, and interest, if any, on the Securities and coupons shall rank senior in right of payment to Continental's guarantee of certain payments under the 8 1/2% Convertible Trust Originated Preferred Securities issued by Continental Airlines Finance Trust and Continental's 8 1/2% Convertible Subordinated Deferrable Interest Debentures due 2020.

     No payment on account of principal of, premium, if any, or interest, if any, on, or redemption or repurchase of, the Subordinated Debt Securities or any coupon or any deposit pursuant to the provisions described under "Defeasance" below may be made by the Company if there is a default in the payment of principal, premium, if any, sinking funds or interest, if any, (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Subordinated Debt Securities or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, sinking funds and interest, if any, or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debt Securities are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Subordinated Debt Securities, and such subordination may result in a reduction or elimination of payments to the Holders of the Subordinated Debt Securities.

     The Subordinated Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for the Depositary identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Continental expects that the following provisions will apply to depositary arrangements.

     Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by Continental, if such Debt Securities are offered and sold directly by Continental. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indentures. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indentures. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indentures. Continental understands that, under existing industry practices, if Continental requests any action of holders, or an owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indentures, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security.

     Continental expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. Continental also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of Continental, the Trustee or any agent of Continental shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Continental within ninety days, Continental will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, Continental may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Securities representing such Debt Securities. Further, if Continental so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Registered Global Security representing Debt Securities of such series may, on terms acceptable to Continental and the Depositary for such Registered Global Security, receive Debt Securities of such series in definitive form registered in the name of such beneficial owner or its designee.

CONSOLIDATION, MERGER OR SALE BY CONTINENTAL

     Each Indenture provides that Continental shall not merge into or consolidate with any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, unless (i) the successor, resulting or acquiring Person is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes by supplemental indenture all the obligations of Continental under the Debt Securities and any coupons appertaining thereto and the obligations of Continental under the Indenture, (ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer, lease or other disposition, no Default or Event of Default shall have occurred and be continuing and (iii) certain other conditions are met. In the event a successor, resulting or acquiring corporation assumes the obligations of Continental, such successor, resulting or acquiring corporation shall succeed to and be substituted for Continental under the Indentures and under the Debt Securities and any coupons appertaining thereto and all obligations of Continental shall terminate. In the event of any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction (including a highly leveraged transaction), the holders of the Debt Securities will not have the right to require redemption thereof or similar rights unless otherwise provided in the applicable Prospectus Supplement.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Events of Default with respect to Debt Securities of any series issued thereunder are defined in the Indentures as being: default for thirty days in payment of any interest on any Debt Securities of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the terms of the Debt Securities of such series when due (whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions applicable thereto); default in payment of the principal of or premium, if any, on any Debt Securities of that series when due; failure to deposit any sinking fund payment when and as due by the terms of the Debt Securities of that series; default for sixty days after notice to Continental by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any other agreement applicable to the Debt Securities of that series contained in the Indenture; and certain events of bankruptcy, insolvency or reorganization of Continental. Any other Events of Default applicable to a specified series of Debt Securities will be described in the applicable Prospectus Supplement. An Event of

Default with respect to a particular series of Debt Securities will not necessarily be an Event of Default with respect to any other series of Debt Securities.

     The Indentures provide that, if an Event of Default occurs with respect to the Debt Securities of any series issued thereunder and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to Continental (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities or indexed Debt Securities, such portion of the principal amount specified in the terms of such series) of all the Debt Securities of that series to be due and payable.

     The Indentures provide that the Trustee for any series of Debt Securities shall, within 90 days after the occurrence of a Default known to it with respect to Debt Securities of that series, give to the holders of the Debt Securities of that series notice of all such uncured Defaults; provided, that such notice shall not be given until 60 days after the occurrence of a Default with respect to Debt Securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment; and provided further, that, except in the case of default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers (as defined therein) in good faith determines that withholding such notice is in the interest of the holders of the Debt Securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

     The Indentures provide that the Trustee will be under no obligation to exercise any of its rights or powers thereunder at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification of the Trustee, the Indentures provide that the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

     The Indentures include a covenant that Continental will file annually with the Trustee a certificate as to Continental's compliance with all conditions and covenants of the applicable Indenture.

     The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series by notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series and its consequences (unless a judgment or decree based on such acceleration has been obtained and entered), except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (and any acceleration resulting therefrom) and certain other defaults.

MODIFICATION OF THE INDENTURES

     The Indentures contain provisions permitting Continental and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to Continental and the assumption of the covenants of Continental by a successor; (ii) to add to the covenants of Continental or surrender any right or power of Continental; (iii) to add additional Events of Default with respect to any series; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in bearer form or in global form provided that such action does not adversely affect the interests of any holder of Debt Securities of any series issued under such Indenture in any material respect; (v) under certain circumstances to add to, change or eliminate any provision affecting Debt Securities not yet issued;
(vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indentures, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series issued under such Indenture in any material respect;
(xi) to supplement any of the provisions of the Indenture to permit or facilitate the defeasance and discharge of Debt Securities of any series, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series issued under such Indenture in any material respect; or (xii) to cure any ambiguity or correct any mistake.

     The Indentures also contain provisions permitting Continental and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or any other supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected, (i) change the time for payment of principal or interest, if any, on any Debt Security;
(ii) reduce the principal of, or interest, if any, on any Debt Security; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Debt Security; (v) change the coin or currency in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; (viii) change the obligation of Continental to maintain an office or agency in the places and for the purposes specified in the Indentures; or (ix) modify any of the foregoing provisions.

DEFEASANCE

     If indicated in the applicable Prospectus Supplement, Continental may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as described below) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the Trustee for such series (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of, premium, if any, and interest, if any, on such Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund payments thereon. Upon the occurrence of a defeasance, Continental will be deemed to have paid and discharged the entire indebtedness represented by such Debt Securities and any coupons appertaining thereto and to have satisfied all of its other obligations under such Debt Securities and any coupons appertaining thereto (except for (i) the rights of holders of such Debt Securities to receive, solely from the trust funds deposited to defease such Debt Securities, payments in respect of the principal of, premium, if any, and interest, if any, on such Debt Securities or any coupons appertaining thereto when such payments are due and (ii) certain other obligations as provided in the Indentures). Upon the occurrence of a covenant defeasance, Continental will be released only from its obligations to comply with certain covenants contained in the Indenture relating to such Debt Securities, will continue to be obligated in all other respects under such Debt Securities and will continue to be contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to such Debt Securities.

     Unless otherwise specified in the applicable Prospectus Supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the applicable Indenture or any other material agreement or instrument to which Continental is a party or by which it is bound; (ii) certain bankruptcy related Defaults or Events of Default with respect to Continental must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease such Debt Securities and ending on the 91st day after such date; (iii) Continental must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indentures); and (iv) any additional conditions to such defeasance or covenant defeasance which may be imposed on Continental pursuant to the applicable Indenture. The Indentures require that a nationally recognized firm of independent public accountants deliver to the Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of such Debt Securities. The Indentures do not provide the holders of such Debt Securities with recourse against such firm. If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or any agency or instrumentality of the government issuing the currency in which Debt Securities of such series are payable. In the event that Government Obligations deposited with the Trustee for the defeasance of such Debt Securities decrease in value or default subsequent to their being deposited, Continental will have no further obligation, and the holders of such Debt Securities will have no additional recourse against Continental, as a result of such decrease in value or default. As described above, in the event of a covenant defeasance, Continental remains contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to the Debt Securities.

     Continental may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Continental exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a Default or an Event of Default. If Continental exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest, if any, then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     The applicable Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to Debt Securities of a particular series.

THE TRUSTEE

     Bank One, N.A., is the Trustee under the Indentures. Bank One, N.A. acts as Trustee under one other indenture for Continental, and may from time to time act as Trustee under other indentures. Bank One, N.A. also may establish banking or other commercial relationships with Continental in the ordinary course of business. If more than one series of Debt Securities is outstanding under an Indenture, the holders of a majority in aggregate principal amount of each such series at any time outstanding may remove the Trustee with respect to such series (but not as to any other series) by so notifying the Trustee and may appoint a successor Trustee with respect to such series. Continental may remove the Trustee with respect to the Securities of any series at any time by giving written notice thereof to the Trustee if there is at the time of such removal no Default with respect to the Securities of such series. Each reference in this Prospectus to the Trustee under an Indenture refers, in the case of each series of Debt Securities outstanding under such Indenture, to the Trustee for such series.

                              PLAN OF DISTRIBUTION

     Continental may sell Debt Securities in or outside of the United States to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors or other persons directly or through one or more dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.

     The Offered Securities may be sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange. Continental also may, from time to time, authorize underwriters acting as Continental's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Continental in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     If a dealer is used directly by Continental in the sale of Offered Securities in respect of which this Prospectus is delivered, such Offered Securities will be sold to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be offered and sold through agents designated by Continental from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by Continental to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Offers to purchase Offered Securities may be solicited directly by Continental and sales thereof may be made by Continental directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of Continental will solicit or receive a commission in connection with direct sales by Continental of the Offered Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

     Any underwriting compensation paid by Continental to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Continental, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Continental for certain expenses.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, Continental and its subsidiaries in the ordinary course of business.

     If so indicated in an applicable Prospectus Supplement and subject to existing market conditions, Continental will authorize dealers acting as Continental's agents to solicit offers by certain institutions to purchase Offered Securities from Continental at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Continental. Contracts will not be subject to any conditions except the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the applicable Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by Continental. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The Offered Securities may or may not be listed on a national securities exchange or a foreign securities exchange. If an underwriter or underwriters are utilized in the sale of any Offered Securities, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Offered Securities. No assurances can be given that there will be a market for the Offered Securities.

     The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities offered hereby will be passed upon for Continental by Hughes Hubbard & Reed LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements (including financial statement schedules) of Continental Airlines, Inc. appearing in Continental Airlines, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are:

Securities and Exchange Commission registration filing
  fee.......................................................  $121,213
Printing and engraving expenses.............................    20,000*
Trustee fees and expenses...................................    15,000*
Accounting fees and expenses................................    15,000*
Rating Agency fees..........................................    30,000*
Legal fees and expenses.....................................    50,000*
Miscellaneous...............................................    23,787*
                                                              --------
          Total.............................................   275,000*
                                                              ========

---------------

* Estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL").
Section 145 of the GCL provides as follows:

          "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)".

     The Certificate of Incorporation and Bylaws of the Company also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The Certificate of Incorporation of the Company provides as follows:

          "No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended . . . to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended".

     The Company maintains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

     Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on July 18, 1997.

                                            CONTINENTAL AIRLINES, INC.

                                            By:    /s/ JEFFERY A. SMISEK
                                              ----------------------------------
                                                      Jeffery A. Smisek
                                                  Executive Vice President,
                                                General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated, on July 18, 1997.

                      SIGNATURE                                             TITLE
                      ---------                                             -----

                          *                             Chairman of the Board and Chief Executive
-----------------------------------------------------     Officer (Principal Executive Officer) and
                  Gordon M. Bethune                       Director

                          *                             Executive Vice President and Chief Financial
-----------------------------------------------------     Officer (Principal Financial Officer)
                 Lawrence W. Kellner

                          *                             Vice President and Controller (Principal
-----------------------------------------------------     Accounting Officer)
                  Michael P. Bonds

                          *                             Director
-----------------------------------------------------
               Thomas J. Barrack, Jr.

                          *                             President, Chief Operating Officer and
-----------------------------------------------------     Director
                Gregory D. Brenneman

                          *                             Director
-----------------------------------------------------
                Lloyd M. Bentsen, Jr.

                          *                             Director
-----------------------------------------------------
                   David Bonderman

                          *                             Director
-----------------------------------------------------
                    Patrick Foley

                          *                             Director
-----------------------------------------------------
               Douglas H. McCorkindale

                          *                             Director
-----------------------------------------------------
                 George G. C. Parker

                      SIGNATURE                                             TITLE
                      ---------                                             -----

                          *                             Director
-----------------------------------------------------
                  Richard W. Pogue

                          *                             Director
-----------------------------------------------------
                William S. Price III

                          *                             Director
-----------------------------------------------------
                   Donald L. Sturm

                          *                             Director
-----------------------------------------------------
                Karen Hastie Williams

                          *                             Director
-----------------------------------------------------
                 Charles A. Yamarone

             *By: /s/ SCOTT R. PETERSON
  ------------------------------------------------
         Scott R. Peterson, Attorney-in-fact

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